SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                  May 20, 2005
                        ---------------------------------
                                 Date of Report
                        (Date of Earliest Event Reported)

                              American Dairy, Inc.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

   C-16 Shin Chen International Building, No. 10, Jiu-shen Road, Zho Yan Chu,
                     Beijing, The People's Republic of China
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                    (Address of principal executive offices)

                                011-0452-4312688
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              (Registrant's telephone number, including area code)


                                       N/A
 ------------------------------------------------------------------------------
         (Former name and former address, if changed since last report)


             Utah                   000-27351                87-0445575
       ---------------            ------------           -------------------
       (State or other             (Commission            (I.R.S. Employer
       jurisdiction of             File Number)          Identification No.)
       incorporation)


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Item 1.01. Entry into a Material Definitive Agreement

         On May 20, 2005, American Dairy, Inc. (the "Company") through its wholly-owned subsidiary Heilongjiang Feihe Dairy Co., Limited ("Feihe Dairy") entered into an Asset Purchase Agreement with Nutricia Nutritionals Co., Ltd. of Hei Long Jiang ("Nutritionals") in The People's Republic of China (the "PRC"). Nutritionals is a wholly-owned subsidiary of Royal Numico N.V., a public limited liability company organized in the Netherlands.

         The Agreement provides that Feihe Dairy will acquire substantially all of the assets of Nutritionals for $7,300,000 and its inventory for $130,000. The assets are comprised primarily of the land use rights and buildings of Nutritionals' milk powder plant in Hiilongjiang Province in the PRC and all of its milk powder processing equipment at its plant. The Company also will acquire approximately 20 milk collection stations for the collection of raw milk to supply the processing plant.

         It is anticipated that the closing of this acquisition will occur on or about June 8, 2005.

         The milk powder plant of Nutritionals is capable of processing approximately 8100 tons of raw milk per month into approximately 1620 tons of milk powder per month. The acquisition is expected to increase the production capacity of the Company's milk powder operations by approximately 60%.

Item 9.01  Financial Statements and Exhibits

         (c) Exhibits

               10.1 Asset Purchase Agreement dated May 20, 2005, with Nutricia Nutritionals Co., Ltd. of Hei Long Jiang (without all exhibits thereto).

                                   Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 24, 2005                         American Dairy, Inc.
                                           a Utah corporation

                                           By: /s/ Leng You-Bin
                                           -------------------------------------
                                           Leng You-Bin
                                           Chief Executive Officer and President